Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

GateHouse Media, Inc.:

We consent to the incorporation by reference in Registration Statement (No. 333-138225) on Form S-8 of GateHouse Media, Inc. of our report dated March 12, 2007, with respect to the consolidated statements of operations, stockholders’ equity (deficit) and cash flows of GateHouse Media, Inc. and subsidiaries (the Company) for the year ended December 31, 2006, and the related financial statement schedule, which report appears in the December 31, 2008 annual report on Form 10-K of GateHouse Media, Inc.

As discussed in Note 1(s) to the consolidated financial statements, during 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment.

/s/ KPMG LLP

Chicago, Illinois

March 13, 2009